                                        EX - FILING FEES
CALCULATION OF FILING FEES TABLE
SCHEDULE 13E-3
(Form Type)
SOUTH 8 ENERGY, LLC
(Name of Issuer)
SOUTH 8 ENERGY, LLC
(Name of Person(s) Filing Statement)
TABLE 1: TRANSACTION VALUATION

	Proposed Maximum Aggregate Value of Transaction (1)	Fee Rate	Amount of Filing Fee(3)
Fees to Be Paid	$21,976,578.00	0.0001531(2)	$3,364.61
Fees Previously Paid	$0		$0
Total Transaction Valuation	$21,976,578.00
Total Fee Due for Filing			$3,364.61
Total Fees Previously Paid			$0
Total Fee Offsets			$3,364.61(4)
Net Fee Due			$0

(1) For purposes of calculating the fee only, this amount is based on 11,566,620 units (the number of units of the Issuer the Company estimates will be reclassified into Class B or Class C Units in the proposed Reclassification) multiplied by $1.90, the book value per unit of common equity computed as of December 31, 2024.
(2) The amount of the filing fee calculated in accordance with the Exchange Act of 1934 equals $153.10 for each $1,000,000 of transaction value.
(3) The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act, determined by multiplying $21,976,578.00 by 0.00015310.
(4) the Company previously paid $3,364.61 upon the filing of its Preliminary Proxy Statement on Schedule 14A on March 18, 2025, in connection with the transaction reported hereby.

TABLE 2: FEE OFFSET CLAIMS AND SOURCES

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PRE 14A	000-52033	March 18, 2025		$3,364.61
Fee Offset Sources	South 8 Energy, LLC	PRE 14A	000-52033		March 18, 2025		$3,364.61